Exhibit 10.2(O)

[OPTION AMENDMENT FOR OPTIONEES WHO REMAIN EMPLOYED BY ALTABA]

[date]

[Full Name]

Re: Amendment of Your Option Exercise Period

Dear [First Name]:

This letter amends the award agreements that govern your outstanding stock options (your “Options”) that were granted or assumed by Yahoo! Inc. (the “Company”) as described below.

Your Options generally provide for a maximum term of seven years after the date of grant, subject to your continued employment with the Company. However, following the closing of the transaction contemplated by the Company’s Stock Purchase Agreement with Verizon Communications Inc. (the “Closing”), applicable law will prohibit the Company from maintaining any outstanding stock option awards (after a limited grace period).

Accordingly, effective as of the Closing, the award agreements evidencing your Options are hereby amended to provide that your outstanding Options will remain exercisable in accordance with their terms for a period of up to ninety (90) days following the Closing (or, if earlier, until the expiration of the maximum term of the Option) and, to the extent not exercised by the last day of such exercise period, will terminate at the close of business on such day.

Except as expressly set forth above, this letter does not otherwise modify any other terms of your Option award agreements. If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign below and return a copy of this letter to me.

Sincerely,

YAHOO! INC.

[Name]

[Title]

Acknowledged and Agreed:

By:
[FULL NAME]